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                                                                  Exhibit 23.2


                     CONSENT OF INDEPENDENT ACCOUNTANTS
                     ----------------------------------


We consent to the incorporation by reference in the Registration Statements of Northeast Federal Corp. on Form S-8 (File No.'s 1-10571, 33-53490, 33-51641 and 33-51643) of our report, which includes an explanatory paragraph regarding the Company's change in its method of accounting for income taxes, dated January 18, 1993, except for Note 30, as to which the date is January 27, 1993, on our audits of the consolidated financial statements of Northeast Federal Corp. as of December 31 and March 31, 1992 and for the nine months ended December 31, 1992 and each of the two years in the period ended March 31, 1992, which report is included in this Annual Report on Form 10-K.



 [SIGNATURE FOR COOPERS & LYBRAND APPEARS HERE]

Hartford, Connecticut
March 4, 1994